UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 12, 2015

MDU Resources Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3480	41-0423660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 West Century Avenue P.O. Box 5650 Bismarck, North Dakota 58506-5650 (Address of principal executive offices) (Zip Code) Registrant’s telephone number, including area code: (701) 530-1000

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 12, 2015, Montana-Dakota Utilities Co. (“Montana-Dakota”), a Division of MDU Resources Group, Inc., and Otter Tail Power Company (“OTP”), a wholly owned subsidiary of Otter Tail Corporation, entered into a Project Ownership Agreement (the “Agreement”) with respect to a planned 345 kilovolt transmission line that will extend 160 to 170 miles between a planned substation near Big Stone City, South Dakota, and a planned substation near Ellendale, North Dakota, and certain related capital improvements, upgrades, real property and other property (the “Project”). The Project is one of 16 multi-value projects approved by the Midcontinent Independent System Operator (“MISO”) on November 8, 2011. As part of the approval of the Project, Montana-Dakota and OTP were designated as the MISO transmission owners responsible for the construction and ownership of the Project. Pursuant to the terms of the Agreement, Montana-Dakota and OTP each own the Project as tenants-in-common with undivided ownership interests; however, the substations near Big Stone City and Ellendale are solely owned by OTP and Montana-Dakota, respectively. The Project will be managed by a management committee comprised of a representative appointed by each of Montana-Dakota and OTP, so long as such party remains an owner of the Project. Montana-Dakota and OTP each grants to the other party the right to connect to, and transmit energy through, its respective substation. Montana-Dakota anticipates that its share of the Project costs, inclusive of development costs and substation upgrade costs to be incurred by Montana-Dakota, will be approximately $205,000,000. OTP will manage construction of the Project pursuant to a Construction Management Agreement, dated June 12, 2015, between OTP and Montana-Dakota, while Montana-Dakota will be responsible for the day-to-day maintenance, restoration, repair and other services pursuant to an Operation and Maintenance Agreement, dated June 12, 2015, between Montana-Dakota and OTP.

The parties have agreed to customary representations, covenants, limited indemnities and limits on transfers of ownership interests in the Agreement. The Agreement terminates by mutual agreement of the parties or by the management committee after the Project has been terminated or permanently decommissioned and disconnected from the transmission grid and all remaining obligations have been disposed of.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2015

MDU RESOURCES GROUP, INC.

By:	/s/ Paul K. Sandness
Paul K. Sandness
General Counsel and Secretary

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